May 8, 2002


PERSONAL AND CONFIDENTIAL

Mr. Anthony P. Deasey
Executive President Finance and Administration
  And Chief Financial Officer
Celsion Corporation
10220-I Old Columbia Road
Columbia, Maryland   21046

Dear Mr. Deasey:

         1. Celsion Corporation (together with any present and future subsidiaries and affiliates of Celsion Corporation, the "Company") hereby retains Legg Mason Wood Walker, Incorporated ("Legg Mason") to serve as financial advisor to the Company for the twelve month period commencing on May 1, 2002.

         2. In such capacity, Legg Mason shall be available for advice, and shall advise the Company, with respect to such financial matters as the Company shall from time to time request, including matters relating to (a) strategic partnering opportunities related to its Microfocus BPH 800 ("BPH 800") product for the treatment of Benign Prostatic Hyperplasia, (b) the structure, timing, and financial terms of any such strategic partnering transaction for BPH 800,
(c) alternative corporate structures that may be available to assist in maximizing shareholder value in connection with the research, development and commercialization of BPH 800 and or therapies or products that the Company is developing or plans to develop from time to time, (d) matters potentially impacting the Company related to any such transaction or series of transactions; and (e) future funding of the business.

         3. In connection with our engagement, Legg Mason will develop, in consultation with the Company, a list of entities that Legg Mason believes might be potential strategic partners of the Company in connection with BPH 800. Legg Mason will initiate discussions with potential partners, participate in the negotiation of possible transactions and advise the Company as to negotiating strategy and other matters in connection therewith. The Company will furnish Legg Mason with such information and material regarding the Company as the Company has or reasonably can produce or obtain as Legg Mason may request in connection with the performance of its obligations hereunder. Legg Mason will assist the Company in preparing a document or documents (collectively, "Documents") to describe the Company and its management, products and financial status for use in discussions with prospective partners. The Company represents and warrants that, except as it may specifically indicate in writing, all information made available to Legg Mason by the Company or contained in the Documents will, at all times during the period of the engagement of Legg Mason hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Legg Mason or contained in the Documents will have been prepared in good faith and will be based upon assumptions which in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Legg Mason will be using and relying, without any independent investigation or verification thereof, on information that is or will be furnished to Legg Mason by or on behalf of the Company and on publicly available information, and Legg Mason will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information (included in the Documents or otherwise). The Company also acknowledges and agrees that Legg Mason will not undertake to make an independent appraisal of any of the assets of the Company or any of its subsidiaries or affiliates. The Company understands that, in rendering services hereunder, Legg Mason will also rely upon the advice of counsel to the Company and other advisors to the Company as to legal, tax and other matters relating to any transaction or proposed transaction contemplated by this Agreement.

         4. For the purposes of this Agreement:

            (a) A "Transaction" shall mean a Sale Event or a Financing (each as defined herein) involving the Company. A "Sale Event" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of or a material interest in the Company or its subsidiaries or affiliates, or any of their respective businesses (a "Business") or any of their respective assets (including, without limitation, the BPH 800), is transferred for consideration, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a recapitalization, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture or partnership, or any similar transaction; provided that any transaction, or portion of a transaction, in which securities of the Company or any of its subsidiaries are issued or sold by the Company shall constitute a Financing (as defined herein) and not a Sale Event . A "Financing" shall mean any transaction in which securities of the Company are issued or sold by the Company. For example, in a transaction in which
                  (i)  securities  of the Company are issued to an investor  and
                  (ii) the investor subsequently purchases the BPH 800, the portion of the transaction in clause (i) above shall constitute a Financing and the portion of the transaction in clause (ii) above shall constitute a Sale Event. In no event will any one portion of a Transaction constitute both a Sale Event and a Financing.

            (b) Except as provided in subsection 3(c) below, "consideration" shall mean the full transaction value of any Sale Event including, without limitation, the total value of all cash, securities, other property and any contingent, earned or other consideration paid or payable, directly or indirectly, by an acquiring party to a selling party or to a participant in the transaction in connection with a Sale Event. The value of any such securities (whether debt or equity) or other property or items of value shall be determined as follows: (i) the value of securities that are freely tradable in an established public market shall be the average of the high and low market prices of such securities on the ten (10) trading days ending on the trading day prior to the public announcement Sale Event; (ii) the value of securities which are not freely tradable or which have no established public market, or if the consideration utilized consists of property other than securities, the value of such securities or other property shall be the fair market value thereof and (iii) the sum of all lease payments. "Consideration" shall also include the face value of any indebtedness (except to trade creditors) to which the Sale Event is subject or to which the Company or its subsidiaries or affiliates (or portion thereof) to be sold remains obligated, or indebtedness that is assumed in connection therewith, and the value of any payments to be received by the principals of the Company for entering into non-compete or similar agreements. In the case of a recapitalization, "consideration" shall include the aggregate amount of indebtedness incurred or equity raised by the Company or a successor thereof in connection with such recapitalization. If any consideration to be paid is computed in a foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. Dollars at the prevailing official exchange rate on the date or dates on which such consideration is paid.

         5. Legg Mason shall develop, update and review with the Company on a regular basis a list (the "List") of parties which reasonably might be expected to be interested in a Transaction. In addition, the Company shall furnish to Legg Mason the names of all parties with which the Company has had contact regarding a Transaction during the term hereof, and shall refer to Legg Mason all parties who contact the Company or its subsidiaries, affiliates or representatives during the term hereof regarding a Transaction; all such additional parties shall be included on the List. Legg Mason shall contact only such parties on the List as the Company approves in advance of such contact.

         6. As compensation for the services rendered by Legg Mason hereunder, the Company shall pay or cause Legg Mason to be paid as follows:

            (a) An initial fee of $75,000, payable upon the execution of this Agreement. The initial fee shall be earned when paid and shall be nonrefundable, provided that such fee shall be credited against any fees that may be payable pursuant to subsection 6(b) below.

            (b) If a Transaction occurs, or the parties to a Transaction reach a preliminary or definitive agreement in respect of such Transaction, either:

                  (i) during the term of Legg Mason's engagement hereunder, regardless of whether the party or parties to the Transaction were identified by Legg Mason or whether Legg Mason rendered advice concerning the Transaction, or

                  (ii) at any time during a period of 24 months following the effective date of termination of Legg Mason's engagement hereunder, and the Transaction involves a party included (or which should have been disclosed to Legg Mason pursuant to Section 5) on the List, then,  upon  consummation  of  the  Transaction,  the
                           Company shall pay to Legg Mason (X) if the Transaction is a Sale Event the following percentages of the consideration involved in such Sale Event:

                           Consideration                           Percentage
                           -----------------------------------------------------
                           On the first $50 million .......................2.50%
                           Plus on the amount between $50 million
                             and $100 million .............................2.00%
                           Plus on the amount between $100 million
                             and $200 million .............................1.50%

                           Plus on all amounts above $200 million .........1.00%
                           or (Y) if the Transaction is a Financing, a fee equal to 6.00% of the aggregate gross amount of the Financing.

                  Provided that if the counter party to a Transaction with the Company is Boston Scientific Corporation or any of its subsidiaries or affiliates, the Company shall pay to Legg Mason the following percentages of the consideration involved, based on the amount of time elapsed between the date hereof and the execution of a definitive agreement containing the material terms of a Transaction.

                  In the event of a Sale:

                    Consideration                           0-45 days      46 - 90 days      91+ days
                    ---------------------------------------------------------------------------------
                    On the first 50 million                      2.0%             2.25%          2.5%

                    Plus on the amount between
                    $50 million and $100 million                1.60%             1.80%         2.00%

                    Plus on the amount between
                    $100 million and $200 million               1.20%             1.35%         1.50%

                    Plus on all amounts above
                    $200 million                                 .80%              .70%         1.00%

                  In the event of a Financing:
                                                            0-45 days      46 - 90 days      91+ days
                                                            -----------------------------------------
                    Consideration                                4.8%              5.4%          6.0%

                  (c) Compensation which is payable to Legg Mason pursuant to subsection 6(b) shall be paid by the Company to Legg Mason at the closing of a Transaction, provided that compensation with respect to a Sale Event attributable to that part of consideration which is contingent upon the occurrence of some future event (e.g., the realization of earnings projections) ("Contingent Consideration") or otherwise is deferred ("Deferred Consideration") shall be paid by the Company to Legg Mason at the time of receipt of such consideration.

                  (d) In the event that Contingent Consideration or Deferred Consideration described in subsection 6(c) above is payable by an individual, group or legal entity other than the Company, or by a successor to the Company, after the closing of a Sale Event, the

                           Company shall cause such individual, group, entity or successor to pay compensation payable to Legg Mason hereunder, or, at the closing, to enter into an agreement to pay such compensation to Legg Mason according to the terms hereof.

                  (e) In the event a Financing has occurred and the investor or investors in the Financing has or have a right (whether through an option, right of first refusal or otherwise) that it acquired during the term of this Agreement or within 24 months after termination thereof to acquire subsequently assets of the Company (including, without limitation, the BPH
                           800), a material interest in the Company or control of the Company, then the exercise of such right shall constitute a Sale Event hereunder, regardless of the amount of time that passes prior to such exercise, and the Company will pay to Legg Mason, upon consummation of the transaction, the fee specified in clause (X) of subsection 6(b) above with respect to such Sale Event. Any fee that has previously been paid under subsection 6(b) above shall be credited against any fee due under this subsection 6(e).

                  (f) The Company hereby grants Legg Mason a right of first refusal to represent the Company as its exclusive financial advisor, on the same terms and conditions as are contained in this Agreement, in the event a Financing has been consummated during the term hereof and within two years of the closing of the Financing the Company seeks to effect a Sale Event (other than a Sale covered by subsection 6(e) above). Nothing herein constitutes an obligation of Legg Mason to so represent the Company; provided, however, that in the event that Legg Mason does not exercise its right of first refusal within five (5) business days following notice from the Company that it is contemplating a Sale Event, such right of first refusal shall expire and be null and void and of no further force or effect.

         7. In addition to the fees described in Section 6 above and the obligation of the Company to pay certain expenses set forth in Section 8 below, and whether or not any Transaction is consummated, the Company will pay all of Legg Mason's reasonable out-of-pocket expenses (including document and presentation material expenses and the fees and expenses of its counsel) incurred in negotiating the terms of and in carrying out its duties under this engagement. Upon request, Legg Mason will submit reasonable back-up documentation for all such expenses. Such out-of-pocket expenses shall not exceed $25,000 without the Company's prior approval and shall be payable upon request by Legg Mason.

         8.  In  connection  with  engagements  of the  nature  covered  by this
Agreement, it is Legg Mason's practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Company agrees to the provisions attached to this Agreement (Attachment A), which provisions are expressly incorporated by reference herein.

         9. The Company represents and warrants to Legg Mason that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on the Company.

         10. Except as contemplated by the terms hereof or as required by applicable law, Legg Mason shall keep confidential all material non-public information provided to it by or on behalf of the Company, and shall not disclose such information to any third party, other than such of its employees, affiliates, agents and advisors as Legg Mason reasonably determines to have a need to know in order to permit Legg Mason to discharge its obligations hereunder. The Documents and any other confidential information or data about the Company will be made available to a potential Transaction party only upon its execution of a confidentiality agreement prepared by Legg Mason and acceptable to the Company. Legg Mason will destroy all confidential information in its possession, including any and all documents prepared on the basis of or containing or reflecting any confidential information in the event that this engagement is terminated prior to consummation of a Transaction and, upon the Company's request, shall certify in writing to the Company that it has done so. Notwithstanding any such destruction or termination, Legg Mason shall continue to keep confidential any confidential information or data about the Company that it learns during the course of its engagement hereunder.

         11. Legg Mason is being retained to serve as financial advisor solely to the Company, and it is agreed that the engagement of Legg Mason is not, and shall not be deemed to be, on behalf of, and is not intended to confer rights or benefits upon, any shareholder or creditor of the Company or its subsidiaries or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Legg Mason or any statements, conduct or advice of Legg Mason, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Legg Mason in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of Legg Mason shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Legg Mason (or to such opinions, advice or other assistance) be made without the express prior written consent of Legg Mason.

         12. The Company agrees that, following the closing or consummation of a Transaction, Legg Mason has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company hereunder, provided that Legg Mason will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not unreasonably be withheld.

         13. The term of this engagement will continue until the earliest of April 30, 2003, the closing or consummation of a Transaction or until terminated in the manner provided for in this Section. Either party may terminate Legg Mason's engagement hereunder at any time by giving the other party at least 30 days' prior written notice. Within 30 days after the effective date of any such termination, Legg Mason will deliver to the Company a copy of the List (as described in Section 5 above) as then constituted. The provisions of Sections 2, 6, 7, 8, 10 and 12 hereof shall survive any expiration or termination of this Agreement.

         14. The Company represents and warrants that there are no brokers, representatives or other persons which have an interest in any compensation due to Legg Mason from any transaction contemplated herein.

         15. The terms and provisions of this Agreement are solely for the benefit of the Company and Legg Mason and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person or entity shall acquire or have any right by virtue of this Agreement. This Agreement represents the entire understanding between the Company and Legg Mason with respect to Legg Mason's engagement hereunder, and all prior discussions are merged herein. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to such state's principles of conflicts of laws, and may be amended, modified or supplemented only by written instrument executed by each of the parties hereto.

         16. The parties hereby submit to the jurisdiction of and venue in the federal courts located in the City of Baltimore, Maryland in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby.

If the foregoing correctly sets forth the entire understanding and agreement between Legg Mason and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.


                                    Very truly yours,

                                    LEGG MASON WOOD WALKER, INCORPORATED



                                    By:__________________________________
                                            Scott R. Cousino
                                            Managing Director




AGREED:

CELSION CORPORATION


By:______________________________________________
         Anthony P. Deasey
         Executive Vice President Finance and Administration
           And Chief Financial Officer

                                  ATTACHMENT A

                      LEGG MASON WOOD WALKER, INCORPORATED
                        INDEMNIFICATION, CONTRIBUTION AND
                       LIMITATION OF LIABILITY PROVISIONS


(a) The Company agrees to indemnify and hold harmless Legg Mason and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Legg Mason or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or
         Section 20 of the Securities Exchange Act of 1934 (Legg Mason and each such other person or entity being referred to herein as an "Indemnified Person"), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses (collectively, "Damages") which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates or (ii) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Company or its affiliates or (B) are otherwise related to or arise out of Legg Mason's activities on behalf of the Company. The Company will not be responsible, however, Damages pursuant to clauses (A)(ii) or (B) of the preceding sentence which are finally judicially determined to have resulted primarily from such Indemnified Person's gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel) actually and reasonably incurred as the are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with enforcing the rights of such Indemnified Person under this Agreement, unless such Indemnified Person is not entitled to indemnification pursuant to the preceding sentence.

(b) If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Legg Mason on the other, but also the relative fault of the Company and Legg Mason, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Legg Mason and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Legg Mason or any of its affiliates pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Legg Mason on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value the transaction or proposed transaction bears to (ii) the fees paid to Legg Mason with respect to such transaction.

(c) No Indemnified Person shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted primarily from such Indemnified Person's bad faith, gross negligence or willful misconduct.

(d) If indemnification is to be sought hereunder by any Indemnified Person, then such Indemnified Person shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company shall not relieve the Company from any liability that it may otherwise have to such Indemnified Person except to the extent that such liability arises from such failure to notify. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has failed to provide counsel of recognized standing and reasonably satisfactory to such Indemnified Person in a timely manner or (ii) representation of such Indemnified Person by counsel provided by the Company could present such counsel with a conflict of interest.

(e) The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

(f) To the extent officers or employees of Legg Mason appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from a Transaction or Legg Mason's engagement hereunder, the Company will pay Legg Mason, in addition to the fees set forth above, Legg Mason's customary per diem charges, In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from a Transaction or Legg Mason's engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) actually and reasonably incurred by it by reason of it or any of its personnel being involved in any such action unless the action, hearing or proceeding relates to or arises from Legg Mason's gross negligence or willful misconduct.

(g) The Company waives any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of Legg Mason, and consents to personal jurisdiction, service of process and


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

         venue in any court in which any claim covered by the provisions of this Attachment A may be brought against an Indemnified Person.

(h) The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the expiration of the term of this Agreement and the closing of any sale of the Company.



























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